EXHIBIT 99

Release	Immediately	Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Contact	Media – Kelli Powers (314-694-4003)

MONSANTO ANNOUNCES DEPARTURE OF FRANK V. ATLEE III FROM BOARD OF DIRECTORS

ST. LOUIS (Dec. 21, 2010) – Monsanto Company (NYSE: MON) announced today that Frank V. AtLee III has resigned from the company’s Board of Directors.

“We thank Frank AtLee for his leadership, insight and many contributions over the years to the board and our company,” said Hugh Grant, chairman, president and chief executive officer of Monsanto. “On behalf of the board and all of us at Monsanto, we extend to Frank our sincere gratitude and best wishes.”

Mr. AtLee served on Monsanto’s board for more than 10 years.  He served as chairman of the board and chair of the Executive Committee from June 2000 to October 2003.  He was Monsanto’s interim president and chief executive officer from December 2002 to May 2003.

“After careful consideration, I feel the time is right for me to step down from Monsanto’s board,” AtLee said.  “I’ve enjoyed working with Monsanto’s board of directors and management team and being part of the company’s tremendous growth over the last decade.  I am confident Monsanto will continue to deliver significant benefits to farmers and value to its shareowners.”

He is a retired president of the former American Cyanamid Company and chairman of the former Cyanamid International.  Both companies were involved in the discovery, development, manufacturing and marketing of medical and agricultural products.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter® at www.twitter.com/MonsantoCo, on the company blog, Beyond the Rows at www.monsantoblog.com, or subscribe to our News Release RSS Feed.
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